Exhibit 3.84
BYLAWS
OF
NORMAL LIFE OF CALIFORNIA, INC.
     I certify that the following Bylaws, consisting of 3 pages, each of which I have initialed for identification, are the Bylaws adopted by the incorporator of NORMAL LIFE OF CALIFORNIA, INC. (the “Corporation”), by written action of Incorporator dated as of May 1, 1997, and ratified by the Board of Directors of the Corporation by unanimous written action dated as of May 1, 1997.

/s/ Kathryn S. Graham
Kathryn S. Graham, Secretary

BYLAWS
OF
NORMAL LIFE OF CALIFORNIA, INC.
1. Meetings of Shareholders
     1.1 The annual meeting of the shareholders shall be held at such time, place and on such date as the Board of Directors shall designate and as stated in the notice of the meeting, said date to be no later than six months following the end of the Corporation’s fiscal year. The purpose of such meeting shall be the -election of directors and the transaction of such other business as may properlycome-before it. If the election of directors shall not be held on the day designated for an annual meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the shareholders to be held as soon thereafter as may be practicable. Failure to hold the annual meeting at or within the designated time, or to elect directors at or within such time, shall not work forfeiture or a dissolution of the Corporation, and shall not otherwise affect valid corporate acts.
     1.2 The annual meeting of the shareholders shall be held at a place designated by the Board of Directors or, if the Board of Directors does not designate a place, then at a place designated by the Secretary or, if the Secretary does not designate a place, at the Corporation’s registered office.
     1.3 Special meetings of the shareholders shall be held at a place designated by the Board of Directors if the special meeting is called by the Board of Directors. If the special meeting is not called by the Board of Directors, the meeting shall be held at the Corporation’s registered office.
2. Board of Directors

     2.1 The authorized number of directors shall be four (4), unless and until this Section 2.1 is properly amended.
     2.2 Meetings of the Board of Directors may be called by the President or by any director.
     2.3 Unless waived as permitted by the California General Corporation Law, notice of the time, place and purpose of each meeting of the directors shall be either (a) telephones or personally delivered to each director at least forty-eight hours before the time of the meeting or (b) mailed to each director at his last known address at least ninety-six hours before the time of the meeting.
3. Officers
     3.1 The Corporation may have one or more Executive Vice, Presidents and Vice Presidents, and shall have a President, a Secretary and a Treasurer, all of whom shall be elected by the Board of Directors. The Corporation may also have such assistant officers as the Board of Directors may deem necessary, all of whom shall be elected by the Board of Directors or chosen by an officer or officers designated by it.
     3.2 The President shall:
          (a) have general charge and authority over the business of the Corporation subject to the direction of the Board of Directors;
          (b) have authority to preside at all meetings of the shareholders and of the Board of Directors;
          (c) have authority acting alone, except as otherwise directed by the Board of Directors, to sign and deliver any document on behalf of the Corporation; and
          (d) have such other powers and duties as the Board of Directors may assign to him.
     3.3 The Vice President, or if there be more than one Vice President, the Vice Presidents in the order of their seniority by designation (or if not designated in the order of their seniority of election), shall perform the duties of the President in his absence. The Vice Presidents shall have such other powers and duties as the Board of Directors or the President may assign to them.
     3.4 The Secretary shall:
          (a) issue notices of all meetings for which notice is required to be given;
          (b) keep the minutes of all meetings and have charge of the corporate record books, and
          (c) have such other duties and powers as the Board of Directors or the President may assign to him or her.
     3.5 The Treasurer shall:
          (a) have the custody of all funds and securities of the Corporation;
          (b) keep adequate and correct accounts of the Corporation’s affairs and transactions; and
          (c) have such other duties and powers as the Board of Directors or the President may assign to him or her.
     3.6 Other officers and agents of the Corporation shall have such authority and perform such duties in the management of the Corporation as the Board of Directors or the President may assign to them
4. Certificates and Transfer
     4.1 Shares of the Corporation shall be represented by certificates in such form as shall from time to time be prescribed by the President.
     4.2 Transfer of shares shall be made only on the stock transfer books of the Corporation.